UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 31, 2005

Maverick Oil and Gas, Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-50428	98-0377027
(Commission File Number)	(IRS Employer Identification Number)

888 Las Olas Boulevard, Suite 400, Fort Lauderdale, Florida 33301

(Address of Principal Executive Offices)

(954) 463-5707

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.03	Amendment to Articles of Incorporation

Effective May 31, 2005, we amended our Articles of Incorporation to increase the total number of authorized shares of our common stock from 100 million to 200 million. The number of authorized shares of our preferred stock remains the same, at 10 million.

As of the effective date of the amendment, there were 96,472,565 shares of our common stock outstanding and no shares of preferred stock outstanding. In addition to providing us with increased flexibility for future growth and financing activities, the increase in the number of our authorized shares of common stock is required in order to cover the possible exercise of outstanding warrants to purchase 18,170,250 shares of our common stock and outstanding options to purchase 4,140,000 shares of common stock.

The additional shares covered by our amended Articles of Incorporation will be available for issuance from time to time by action of our board of directors to such persons and for such consideration as the board may determine to be in our best interest. Such issuance will not require further stockholder approval and our existing stockholders will not have any preferential rights to purchase such shares.

A full text of the Amended Articles of Incorporation is filed as an exhibit to this Current Report, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(c) Exhibits.

Exhibit Number	Description

3.3	Amended Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MAVERICK OIL AND GAS, INC.
Date: June 2, 2005	By: /s/ V. Ray Harlow
V. Ray Harlow, CEO

Exhibit Index

3.3	Amended Articles of Incorporation